Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 13, 2019 relating to the financial statements and supplemental schedule which appears in the Annual Report of the Raytheon Savings and Investment Plan on Form 11-K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 6, 2020